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                                                                   EXHIBIT 10.15

                   SCOTTISH ANNUITY & LIFE INSURANCE COMPANY
                                 (CAYMAN) LTD.
                     UGLAND HOUSE, 113 SOUTH CHURCH STREET
                           GEORGE TOWN, GRAND CAYMAN
                      CAYMAN ISLANDS, BRITISH WEST INDIES


                                October 23, 1998

Westport Partners (Bermuda), Ltd.
C/O Milligan-Whyte & Smith
P.O. Box HM 1223
Hamilton, HMFX Bermuda


Gentlemen:

     This letter will serve as our agreement regarding your company's serving as a non-exclusive distribution partner for variable life insurance products of Scottish Annuity & Life Insurance Company (Cayman) Ltd. ("Scottish"), a wholly-owned subsidiary of Scottish Annuity & Life Holdings, Ltd. ("Scottish Holdings").

     Your company agrees to serve as a non-exclusive distribution source for variable life insurance products offered by Scottish. All activities conducted by your company pursuant to this agreement will be conducted outside the United States and will be required to be conducted in compliance with the marketing and distribution guidelines of Scottish and Scottish Holdings, which in general prohibit the conduct of any insurance related activities in the United States or the payment of compensation by Scottish or Scottish Holdings to any person with respect to such conduct in the United States.

     In consideration of your company's activities, Scottish Holdings will issue up to any aggregate of 750,000 warrants to purchase 750,000 Ordinary Shares of Scottish Holdings at an exercise price equal to the initial price per share to the public (expected to be $15.00) in the proposed initial public offering of such shares by Scottish Holdings (the "Warrants"). The warrants will be exercisable for a period of ten years from the date of such initial public offering (the "IPO") and shall contain the same terms as are contained in the currently outstanding Series A Warrants and Series B Warrants of Scottish Holdings.

     The Warrants will be issued annually in accordance with the following formula:

     . As soon as practical following January 1, 2000 and each January 1 thereafter to and including January 1, 2003, the parties will determine the annualized "Gross Profit" (as defined below) to Scottish for all variable life insurance policies issued by Scottish in the 12 months preceding calendar year to customers identified and referred by your company to Scottish (the "Business Production"). For purposes of this agreement, the period from the date of the IPO to January 1, 2000, shall be deemed a "calendar year".
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     .    An amount equal to 25% of such Gross Profit shall then be divided by the "Warrant Value" (as defined below) to determine the number of Warrants that will be issued to your company.

     . The term "Gross Profit" shall mean the annualized first year revenues determined in accordance with generally accepted accounting principles applicable in the United States and attributable to the Business Production for any period, less an amount equal to the amortization for such period of any deferred acquisition costs payable by Scottish (but not including loads or other expenses charged to the customer) to any persons other than your company for the identification or referral of such Business Production.

     . The term "Warrant Value" shall mean (i) $2.50 plus (ii) an amount equal to the positive difference between the exercise price of the Warrants and the market price of the Ordinary Shares on the applicable anniversary date divided by (iii) 15.

     . By way of example, if the annualized Gross Profit for Business Production for a year is $350,000 and the market price of the Ordinary Shares at the applicable anniversary date is $20, then the Warrant Value will equal $7.50 divided by 15 (equals $0.50) and the number of Warrants that will vest will be 25% of $350,000 ($87,500) divided by the Warrant Value (equals 175,000 Warrants).

     This agreement will terminate and all Warrants not vested will be returned to Scottish Holdings on January 1, 2003. In addition, this agreement will terminate on January 1, 2001 if the Business Production for the prior two calendar years does not have an annualized average Gross Profit of at least $200,000 per year, and will also terminate on January 1, 2002 if the average annualized Gross Profit for the preceding two calendar years is less than $250,000; provided, however, that Warrants will vest for the calendar year preceding such termination to the extent required by the above formula for the annualized Gross Profits for the Business Production for such year.

     In the event any third party is identified by your company to Scottish as being involved with your company in identifying and referring potential Business Production, and thereafter that third party seeks to identify and refer customers directly to Scottish without involving your company, any variable insurance policies issued by Scottish to such customers shall nevertheless be deemed Business Production within the meaning of our agreement.

     Your company will provide or arrange for the administration of any variable life insurance policies issued by Scottish as part of the Business Production if requested to do so by Scottish. Such administration shall be on terms no less favorable to Scottish than those your company or its affiliates make available to other insurance companies for similar products.

     In the event the Business Production over the term of the arrangement is such that all or substantially all of the Warrants vest, then it is the current intention of Scottish and Scottish Holdings to renew the arrangement upon similar terms with new warrants based on the then market price of the Ordinary Shares, although no agreements can be made to do so at this time.
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     If this letter sets forth our agreement, please so acknowledge in the space provided below.


                                        Sincerely,

                                        Scottish Annuity & Life Insurance
Agreed:                                      Company (Cayman), Ltd.


                                        Scottish Annuity & Life Holdings, Ltd.

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By:                                     By: /s/ Michael C. French
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                                                Michael C. French
                                                President and CEO